Seligman Core Fixed Income Fund, Inc.
                                          Exhibit: Sub-item 77C
                             Matters Submitted to a Vote of Security Holders

Shareholders of Seligman Core Fixed Income Fund, Inc. voted on two proposals at a Special Meeting of Shareholders held on November 3, 2008. Shareholders voted in favor of each of the proposals. The description of each proposal and number of shares voted are as follows:

Proposal 1
To consider and vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:

For                     Against                                    Abstain
2,414,432.835          35,310.565                                25,479.686

Proposal 2
To elect 10 directors to the Board:

                           For                                     Withheld
Kathleen Blatz          2,695,520.317                               49,192.769
Arne H. Carlson         2,695,520.317                               49,192.769
Pamela G. Carlton       2,695,520.317                               49,192.769
Patricia M. Flynn       2,695,520.317                               49,192.769
Anne P. Jones           2,695,520.317                               49,192.769
Jeffrey Laikind         2,695,520.317                               49,192.769
Stephen R. Lewis, Jr.   2,695,520.317                               49,192.769
Catherine James Paglia  2,695,520.317                               49,192.769
Alison Taunton-Rigby    2,693,633.317                               51,079.769
William F. Truscott     2,695,520.317                               49,192.769